Exhibit 99.1

New Jersey Mining Company Closes $600,000 Private Placement

COEUR D'ALENE, Idaho, November 16, 2021 (ACCESSWIRE) -- New Jersey Mining Company (OTCQB: NJMC) (“NJMC” or the “Company”) is pleased to announce it has closed a $600,000 private placement from one long-term investor.

NJMC CEO and President John Swallow stated, “Proceeds from the private placement will be used, in part, to build needed redundancy in critical and important inventory that could adversely impact operations at the mill and the mine. Increased lack of predictability in supply chains has greatly extended time constraints for long-lead items and has yet again adjusted the planning for and timing of such purchases. Proceeds from the placement will also allow for added financial flexibility after the up-listing process and the focused advancement of our REE projects.

As I recently mentioned, we are advancing several initiatives regarding operations and the additional build-up that occurs when transitioning to the next level operationally and structurally. For example, on a macro level we are constantly evaluating the many aspects of the business and identifying areas for improvement. On a micro level it had become apparent in recent months that the scale of ordering and shop/equipment management had outgrown our existing structure and needed adjustment in order to meet our plans for future expansion. Therefore, we have added the new role of Purchasing/Inventory Manager to help oversee ordering and other related tasks. This addition resulted in the promotion of another qualified individual at the mill and the hiring of a new employee, also at the mill. As we remain loyal to building our Gold and REE business, these logical moves are discussed as simple and anecdotal examples of our ‘grow your own’ philosophy and the natural evolution of NJMC as a dual-pronged growth-oriented company.”

The private placement, which closed on November 12, 2021, consisted of units at a price of $0.40 per unit for a gross proceed of $600,000. Each Unit consists of one (1) share of the Company’s restricted Common Stock and one-half (1/2) of one share Common Stock purchase warrant. Each whole warrant will be exercisable by the holder into shares of the Company’s restricted Common Stock at $0.50 per share for 24-months commencing at the closing of the offering.

About New Jersey Mining Company

Headquartered in North Idaho, New Jersey Mining Company is the rare example of a vertically integrated, operating junior mining company. NJMC produces gold at the Golden Chest Mine and has consolidated the Murray Gold Belt (MGB) for the first time in over 100-years. The MGB is an overlooked gold producing region within the Coeur d’Alene Mining District, located north of the prolific Silver Valley. In addition to gold and gold production, the Company maintains a strategic and domestic presence in the Critical Minerals sector and is focused on advancing its officially recognized Diamond Creek and Roberts Rare Earth Element projects in central Idaho. NJMC is one of the few companies possessing the combination of officially

New Jersey Mining Company   *    201 N. 3rd Street    *    Coeur d’Alene, Idaho 83814

recognized U.S. based domestic rare earth element properties (in Idaho) and Idaho-based gold production in an established mining community.

New Jersey Mining Company possesses the in-house skillsets of a much larger company, from early-stage exploration and core drilling to mine development and production, including the design and operation of the New Jersey mill – all while enjoying the flexibility of a smaller and more entrepreneurial corporate structure. Its production-based strategy, by design, provides the flexibility to advance the Murray Gold Belt and/or its Critical Minerals holdings on its own or possibly with a strategic partner in a manner that is consistent with its existing philosophy and culture.

NJMC has established a high-quality, early to advanced-stage asset base in four historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. Management is stakeholder focused and owns approximately 15-percent of NJMC common stock.

The Company’s common stock trades on the OTC-QB under the symbol “NJMC”. Shareholders recently approved a 1-14 reverse split and name change to “Idaho Strategic Resources, Inc.”. This is expected to aid in up listing to the NYSE Amex and more accurately reflects NJMC being an Idaho Company and its Idaho-based gold and critical mineral assets.

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others, the that increased inventory will mitigate supply chain risks and meet expanding needs of operations, an increased risk associated with production activities occurring without completion of a feasibility study of mineral reserves demonstrating economic and technical viability, environmental hazards, industrial accidents, weather or geologically related conditions),   changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company    *    201 N. 3rd Street    *    Coeur d’Alene, Idaho 83814